EXHIBIT 16.1

November 2, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated November 2, 2017 of Apex 2 Inc.to be filed with the Securities and Exchange Commission and we concur with such statements concerning our firm. We have no basis to agree or disagree with other statements contained therein.

/s/ D. Brooks and Associates CPA’s, PA

D. Brooks & Associates CPA’s, PA

West Palm Beach, FL